Exhibit 8.1

GRAUBARD MILLER

The Chrysler Building

405 Lexington Avenue, 44th Floor

New York, New York 10174

December 16, 2022

Alpine Acquisition Corporation

10141 N. Canyon View Lane

Fountain Hills, Arizona 85268

Ladies and Gentlemen:

We have acted as counsel to Alpine Acquisition Corporation, a Delaware corporation (“Alpine”), in connection with an Agreement and Plan of Merger, dated as of May 18, 2022 (as amended from time to time, the “Agreement and Plan of Merger”), entered into by and among Alpine, AAC Merger Sub Inc. a Delaware corporation and a wholly-owned subsidiary of Alpine (“Merger Sub”), and Two Bit Circus, Inc., a Delaware corporation (the “Company”). We are furnishing this letter at the request of Alpine in connection with the filing of a Registration Statement on Form S-4 (File No. 333-266850) (as amended, the “Registration Statement”), relating to the registration by Alpine of its common stock to be issued in connection with the Merger (defined below), filed by Alpine with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) The Agreement and Plan of Merger provides for, among other things, the merger of Merger Sub with and into the Company, with the Company being the surviving entity of the Merger. As a result of the Merger, and upon consummation of the business combination and the other transactions contemplated by the Agreement and Plan of Merger (the “Transactions”), the Company will become a wholly owned subsidiary of Alpine, with the securityholders of the Company becoming securityholders of Alpine (the “Merger”). The Transactions are described in the Registration Statement.

In connection with the opinions expressed herein, we have examined the Registration Statement (including the proxy statement/prospectus included therein) and such agreements, other documents, records, and certificates of officials and other representatives of Alpine, and such other documents as we have deemed relevant or necessary in connection with our opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have relied, without independent verification, on certificates of officials and other representatives of Alpine and, as to questions of fact material to such opinions, upon representations of Alpine, certificates of officials and other representatives of Alpine and factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have assumed that (i) the Merger will be effected in accordance with the Agreement and Plan of Merger and none of the material terms and conditions of the Agreement and Plan of Merger have been or will be waived or modified, (ii) the statements set forth in the Agreement and Plan of Merger are true, correct and complete and will remain accurate and complete at all times up to and including the effective time of the Registration Statement, (iii) any representations made in the Agreement and Plan of Merger “to the knowledge of,” or based on the belief or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the effective time, in each case without such qualification, (iv) as to factual matters, the accuracy of each of the representations, warranties and agreements contained in any document, and (v) there are no understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Agreement and Plan of Merger. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement and Plan of Merger.

Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein and in the Registration Statement, the statements in the Registration Statement under the caption titled “U.S. Federal Income Tax Considerations – Tax Consequences of the Business Combination and a Redemption of Public Shares" insofar as such statements summarize U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion regarding such material U.S. federal income tax consequences of the Transactions. We note that the discussion contained in the Registration Statement under the caption “U.S. Federal Income Tax Considerations – Tax Consequences of the Business Combination and a Redemption of Public Shares" does not address all of the U.S. federal income tax consequences of the Transactions that may be applicable to the Company or the holders of the Company Common Stock. Our opinion represents our legal judgment as to the described U.S. federal income tax consequences of the Transactions.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. We express no opinion other than as to the federal income tax laws of the United States of America and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. Our opinion relates solely to the material United States federal income tax consequences of the Transactions, and no opinion is implied or should be inferred beyond those matters. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take, and possibly sustain, a contrary position.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. The opinion set forth in this letter is: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of Alpine. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name whenever appearing therein with respect to the discussion of the material U.S. federal income tax consequences of the Transactions. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Graubard Miller